Exhibit 4.25

English Translation
OPTION AGREEMENT
This Call Option Agreement (“this Agreement”) is made on April 23, 2010 in Shenzhen:
BY AND AMONG:
Party A: Shenzhen Wentai Education Industry Development Co., Ltd.
Address: Unit 40, 4th Floor, Block A, Fortune Plaza, Shennan Middle Road, Shenzhen
Party B: Xu Dong
ID Card Number:  _____
Address:  _____
Party C: Du Qicai
ID Card Number:  _____
Address:  _____
WHEREAS:
1.
Shenzhen Wentai Investment Co., Ltd. (the “Target Company”) is a limited liability company established under the laws of the People’s Republic of China (the “PRC”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan of the PRC), with its registered address at:      ;

2.	Party B and Party C own 70% and 30% of equity interest of the Target Company, respectively (collectively referred to as the “Equity Interest”);
3.
Party B and Party C intend to grant to Party A an option so that Party A or any third party designated by it shall be entitled to purchase from Party B and/or Party C all of his/their equity interest in the Target Company to the extent permitted by the laws of the PRC and at the time when it thinks appropriate (the “Call Option”).

NOW, THEREFORE, IT IS AGREED as follows after friendly consultation:
1.	Grant of the Call Option
Party B and Party C hereby irrevocably grant to Party A the following rights:
1.1
Party A and any third party designated by it shall, within 20 years after this Agreement becomes effective (the “Exercise Period”), and to the extent permitted by the laws and regulations of the PRC then in effect, have an option to acquire from Party B and/or Party C all or part of his/their Equity Interest in the Target Company at an exercise price or a certain percentage of exercise price. Party B and Party C agree to sign an equity transfer agreement in the form as set forth in Exhibit 1 hereto (the “Equity Transfer Agreement”) with Party A and any third party designated by it at the time when the acquisition is made.

1.2
Party A shall, at any time during the Exercise Period, and to the extent permitted by the laws and regulations of the PRC then in effect, have the right to require Party B and Party C to transfer all or part of their Equity Interest to Party A or any third party designated by it at the exercise price.

1.3
During the Exercise Period, Party A or any third party designated by it shall have the right to exercise its Call Option hereunder in several occasions without subject to any restriction on frequency, until all the Equity Interest is transferred to Party A or any third party designated by it.

1.4
To the extent permitted by laws and after Party A issues the notice for exercise of the Call Option (see Article 4.1), Party B and Party C shall unconditionally offer cooperation for the implementation of the above procedures to transfer all or part of the Equity Interest to Party A or any third party designated by it, and shall coordinate with Party A to complete all necessary formalities in relation to the approval, permission, registration and filing of the transfer.

1.5
If, during the Exercise Period, Party B and/or Party C continue to hold all or part of his/their Equity Interest, which would result in any violation of laws and administrative regulations, Party B and/or Party C shall immediately issue written notice to Party A, stating the specific reasons thereof. In this circumstance, Party A shall have an option to exercise one of the following rights: (1) to exercise the Call Option immediately pursuant to Article 4.1 hereof; or (2) to designate an appropriate third party to acquire from Party B and/or Party C all or part of his/their Equity Interest at the exercise price.

2.	Price of the Call Option
The price of the Call Option shall be determined pursuant to Article 5 hereof.
3.	Confirmation from Other Shareholders
Party B and/or Party C shall, during the exercise of the Call Option by Party A, ensure that other shareholders of the Target Company will approve the equity transfer specified herein and give up their right of first refusal in respect of the Equity Transfer.
4.	Exercise of the Call Option
4.1
Party A may, during the Exercise Period, and to the extent permitted by the laws and regulations of the PRC then in effect, require to exercise its Call Option hereunder by giving notice for exercise of the Call Option (the “Exercise Notice”) to Party B and/or Party C so as to acquire from Party B and/or Party C all or part of his/their Equity Interest or require them to transfer the Equity Interest to any third party designated by Party A.

4.2	Once Party B and/or Party C receive(s) the Exercise Notice issued by Party A pursuant to Article 4.1 above, Party B and/or Party C shall immediately:
4.2.1	sign the Equity Transfer Agreement in the form as set forth in Exhibit 1 hereof with Party A and/or any third party designated by it according to the requirements of the Exercise Notice;
4.2.2
amend the articles of association of the Target Company with Party A and/or any third party designated by it and any other shareholders of the Target Company at that time pursuant to the requirements of the Equity Transfer Agreement;

4.2.3
procure the equity transfer resulting from the exercise of the Call Option and the shareholders resolution concerning the amendments to the articles of association of the Target Company to be approved at a shareholders’ meeting of the Target Company;

4.2.4
procure the Target Company to submit the Equity Transfer Agreement and the amendments to the articles of association of the Target Company to the relevant approval authority, and assist in obtaining all necessary approvals in respect thereof with Party A and/or any third part designated by it and any other shareholders of the Target Company at that time;

4.2.5
procure and assist the Target Company to complete the relevant formalities in relation to the change of registration with its registration authority with Party A and/or any third part designated by it and any other shareholders of the Target Company at that time; and

4.2.6	complete all other matters necessary for the completion of the acquisition of equity interest.
5.	Exercise Price
The parties agree that unless otherwise required by applicable laws, Party A shall purchase all the Equity Interest at a price of RMB30 million (the “Exercise Price”); if Party A purchases only part of the Equity Interest, the price shall be determined pursuant to certain percentage of the Exercise Price.
6.	Termination of the Target Company
Party B and Party C further undertake that they will not take any action which might result in the termination of the Target Company during the Exercise Period due to the reasons such as bankruptcy, dissolution or closing down ordered by laws.

7.	Representations and Warranties by Party B and Party C
Party B and Party C represent and warrant to Party A that during the period from the date on which this Agreement becomes effective to the completion of the transfer of all the Equity Interest to Party A:
7.1	Party B and Party C are the legitimate owners of the Equity Interest.
7.2
Party B and Party C strictly observe all obligations required by the articles of association of the Target Company. There is no circumstance which might affect the legal status of Party B and Party C as shareholders of the Target Company, nor is there any circumstance which might affect the exercise by Party A of the Call Option hereunder.

7.3
Save for any equity pledge approved by Party A, there has been no security interest in any form created over and no detrainment on any of Party B and Party C’s Equity Interest. There is no dispute, litigation, arbitration or administrative and judicial mandatory measures of any other form taken against the Equity Interest, nor is there any person who is able to make claims against the Equity Interest.

7.4
Party B and Party C have disclosed to Party A all materials or information which might have an adverse effect on the ability of Party B and Party C in performing their obligations hereunder or the intention of Party A to sign this Agreement in substantive aspects.

In addition, all representations and warranties made by Party B and Party C to Party A in the loan agreement dated      , 2010 between the parties shall be deemed to be given in this Agreement.
8.	Further Undertakings of Party B and Party C
Party B and Party C undertake to Party A as follows:
8.1
During the term hereof, they must take all necessary measures to guarantee that the Target Company can obtain all business licenses in a timely manner, and all business licenses remain effective at all times.

8.2	During the term hereof and without the prior written consent of Party A:
8.2.1	Party B and Party C shall not transfer or otherwise dispose of any of the Equity Transfer, nor create any security interest or other third party right over any of the Equity Interest;
8.2.2	Party B and Party C shall not grant their consent to any increase or decrease of the Target Company’s registered capital or the number of its existing shareholders;
8.2.3
Party B and Party C shall not dispose of or procure the management of the Target Company to dispose of any assets of the Target Company (except for those disposals conducted in the ordinary course of business);

8.2.4
Party B and Party C shall not terminate or procure the management of the Target Company to terminate any material agreement signed by the Target Company (the definition of which shall be determined by Party A at the time when such termination occurs), or enter into any other agreement which is in conflict with any existing material agreement;

8.2.5
Party B and Party C shall not appoint or remove any executive directors, board members (if any) or supervisors of the Target Company, or any other management staff of the Target Company that shall be appointed or removed by all existing shareholders;

8.2.6
Except for any mandatory requirements in laws, Party B and Party C shall not, without the consent of Party A, distribute or actually release any distributable profits, bonus, profits of shares or dividends of the Target Company;

8.2.7	Except for any mandatory requirements in laws, Party B and Party C shall not grant their consent to any amendment to the articles of association of the Target Company.
9.	Confidentiality
Without the prior consent of the parties, either party shall keep the content of this Agreement in confidence, and shall not disclose the content of this Agreement to any other persons, nor comment on the same, unless:
9.1	any disclosure is made in accordance with the relevant laws or the requirements of any securities exchange;
9.2	any information disclosed has been publicly available due to the reasons other than the default of the disclosing party;
9.3	any disclosure is made to the lawyers, accountants, financial advisors, legal advisors or other professional advisors of the parties; or
9.4
any disclosure is made to the potential purchasers of equity interest/assets, other investors, debt or equity holders of the parties, but the parties receiving the information disclosure shall make the corresponding confidentiality undertaking; to the extent that the seller is not Party A, such seller shall also obtain the consent from Party A.

10.	Liabilities for Breach of Contract
10.1	The following events shall constitute as events of default of Party B and/or Party C:
10.1.1	Party B and/or Party C violate(s) any provision of this Agreement, or any representation and warranty made by Party B and/or Party C herein contains material mistakes, is untrue and incorrect;
10.1.2	Without the prior written consent of Party A, Party B and/or Party C transfer(s), or otherwise transfer(s) or pledge(s) any rights hereunder.
10.2
In the event of any breach of this Agreement by Party B and/or Party C or any other events, Party A may take the following measures, in addition to any remedial measures for breach as required by laws:

10.2.1
to the extent permitted by the laws of the PRC then in effect, require Party B and/or Party C to immediately transfer all or part of the Equity Interest to Party A or any third party designated by it at the Exercise Price;

10.2.2	immediately recover any loan under the loan agreement signed with Party B and/or Party C;
10.2.3
require Party B and/or Party C to indemnify against all direct and indirect losses, including but not limited to the expenses, such as yields generated from the Equity Interest, or all legal fees, travelling costs and investigation expenses paid for the enforcing and seeking remedies for breach.

11.	Discharge of this Agreement
11.1
Party A may, at any time during the Exercise Period, decide at its own discretion to discharge this Agreement by giving the Exercise Notice to Party B and/or Party C, and shall bear no liabilities in respect thereof.

11.2	None of Party B and Party C shall be entitled to discharge this Agreement unilaterally at any time during the Exercise Period.
12.	Governing Law and Dispute Resolution
12.1	The formation of this Agreement, its effectiveness, interpretation and performance, as well as the dispute resolution hereunder shall be governed by the laws of the PRC.
12.2
The parties shall make their best effort to resolve any dispute, controversy or claim arising out of or in connection with this Agreement (a “Dispute”), or the breach, termination or invalidity hereof through friendly consultation. If, however, the parties fail to resolve the Dispute within fifteen (15) business days after the notice of Dispute is served, they shall submit the Dispute to China International Economic and Trade Arbitration Commission for arbitration. The seat of arbitration shall be Shenzhen. The arbitration shall be conducted in Chinese. The arbitral award shall be final and binding upon the parties.

13.	Miscellaneous
13.1	The exhibit hereto is an integral part of this Agreement, which shall have the same legal effect as this Agreement.
13.2	Any matters not covered herein shall be resolved by the parties by supplemental agreement. Any written supplemental agreement signed by the parties shall become an integral part of this Agreement.
13.3
No party hereto shall make changes to this Agreement without authorization. Any change to this Agreement shall be unanimously approved by the parties after mutual consultation and shall be made in written contract or agreement.

13.4
Any failure or delay by Party A to exercise any right or remedy under this Agreement shall not be construed as a waiver thereof, nor shall it affect the exercise of such right or remedy by Party A at any time pursuant to this Agreement and/or the requirements of laws and regulations.

13.5	The invalidity of any particular provision of this Agreement shall not affect the validity of other provisions hereof.
13.6
Party A shall have the right to transfer at any time all or part of its rights hereunder to any third party without first obtaining the consent of Party B and Party C; however, none of Party B and Party C shall transfer any of their rights and obligations hereunder without the consent of Party A. Party B and Party C shall ensure that Party A and any transferee will comply with the relevant obligations under this arrangement after the transfer of rights hereunder.

14.	Counterparts and Effectiveness
14.1	This Agreement is executed in 6 originals and each signing party shall keep two originals. Each of them shall have the same legal effect.
14.2
This Agreement shall become effective on the date separately approved by the parties hereto after it is signed by the parties themselves or their respective authorized representatives. Notwithstanding any provisions of this Agreement to the contrary, neither party hereto shall require to discharge this Agreement, declare this Agreement to be invalid or terminate it prior to its expiry date under the pretext that this Agreement or any of its provisions are unfair, or violate the principle of fairness, industry practices or market price, or due to similar reasons.

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This Agreement has been signed by the parties hereto or their respective duly authorized representatives on the day first above written in Shenzhen.
Party A (Chop): Shenzhen Wentai Education Industry Development Co., Ltd.
[Chop of Shenzhen Wentai Education Industry Development Co., Ltd. is affixed]

By:
Name:
Position:
Party B:
Xu Dong

/s/ Xu Dong

Party C:
Du Qicai

/s/ Du Qicai

Exhibit 1: EQUITY TRANSFER AGREEMENT
This Equity Transfer Agreement is made on       (mm)       (dd)       (yy):
BETWEEN:
(1) (the “Transferor”)
(2) (the “Transferee”)
WHEREAS:
1.	The Transferor holds _____% equity interest in _____ (the “Target Company”);

2.	The Transferor agrees to transfer his/her/its _____% equity interest in the Target Company to the Transferee, and the Transferee agrees to accept the transfer of the above equity interest.
NOW, THEREFORE, the parties have reached the following agreement in respect of the equity transfer mentioned above after friendly consultation:
Article 1 Equity Transfer and its Completion
1.1
The parties hereto agree that the Transferor will transfer his/her/its      % equity interest in the Target Company to the Transferee on the terms and conditions specified herein. Party B agrees to accept the transfer of the equity interest from Party A.

1.2
The completion date of the equity transfer mentioned above shall be the date on which the Target Company completes the change of registration with the industrial and commercial administrative department. From the completion date of the equity transfer, the Transferor’s      % equity interest in the Target Company shall be transferred to and held by the Transferee. The Transferee shall be entitled to shareholders’ rights of the Target Company and undertake shareholders’ obligations in respect of all equity interest held by him/her/it.

Article 2 Transfer Price
2.1	The parties hereto agree that the price for the equity transfer shall be: Renminbi , which shall be paid within day(s) after the execution of this Agreement.

Article 3 Taxes and Fees
The parties shall bear any applicable taxes, and costs and expenses in connection with the negotiation, preparation and execution of this Agreement and the obtaining of all necessary approval for this Agreement, respectively, including any reasonable costs and expenses of their respective lawyers, accountants and other experts.
Article 4 Dispute Resolution
Any disputes between the Transferor and the Transferee arising from this Agreement shall be first resolved through friendly consultation. If such dispute cannot be resolved within 15 days after the commencement of the above consultation, either party may make an application to China International Economic and Trade Arbitration Commission for arbitration in Shenzhen pursuant to its arbitration rules. The arbitral award shall be final and binding upon the parties hereto.
Article 5 Miscellaneous
This Agreement is executed in Chinese in 6 originals. The Transferor and the Transferee shall each keep two originals, the other one original shall be submitted to the original industrial and commercial administrative department responsible for the registration of Target Company for filing purpose, and the remaining original shall be submitted to public notary institution for notarization (if necessary at that time). Each of the originals shall have the same legal effect.

Transferor (Common Chop):	Transferee:

Authorized Representative of the Transferor (Signature):	Authorized Representative of the Transferee (Signature):